Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

S.Y. BANCORP, INC.

          Pursuant to the applicable provisions of the Kentucky Business Corporation Act (the "Act"), S.Y. Bancorp, Inc., a Kentucky corporation, hereby adopts the following as its Amended and Restated Articles of Incorporation:

ARTICLE I

RESTATEMENT OF ARTICLES

OF INCORPORATION

          1.1       The name of the corporation filing these Amended and Restated Articles of Incorporation with the Secretary of State of the Commonwealth of Kentucky is S.Y. Bancorp, Inc. (the "Corporation").

          1.2       The articles of incorporation of the Corporation, as amended and restated, shall be as follows:

ARTICLE I

NAME

          The name of the corporation is S.Y. BANCORP, INC. (hereinafter called the "Corporation").

ARTICLE II

PURPOSES

          The purposes of the Corporation are to engage in and to carry on business of a bank holding company and to engage in any or all business enterprises for which corporations may be organized and which the Board of Directors may deem beneficial, profitable and in the best interests of the Corporation, and to do all other things deemed by the Board of Directors to be necessary or desirable in connection with any of the Corporation's businesses.

ARTICLE III

POWERS

          The Corporation shall have all the powers conferred upon a corporation organized under the provisions of the Act and shall have all powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the Corporation.

ARTICLE IV

DURATION

          The Corporation is to have perpetual existence.

ARTICLE V

REGISTERED AND PRINCIPAL OFFICE

          The registered and principal office of the Corporation in the Commonwealth of Kentucky is 1040 East Main Street, Louisville, Jefferson County, Kentucky 40206.

ARTICLE VI

CAPITAL STOCK

Section 1.          Number and Classes. The aggregate number of shares which the Corporation shall have authority to issue is twenty-one million (21,000,000), consisting of twenty million (20,000,000) shares of Common Stock having no par value and one million (1,000,000) shares of Preferred Stock.

Section 2.          Terms of Preferred Stock.   The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The shares of Preferred Stock of any series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Section 3.          Series A Junior Participating Preferred Stock.  Of the 1,000,000 shares of Preferred Stock authorized by this Article VI, 400,000 shall be designated Series A Junior Participating Preferred Stock (hereinafter called this "Series"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of this Series.

(a)          Dividends. Dividends with respect to this Series shall be as follows:

(i)          Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (A) $1.00 or (B) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series. If the Corporation shall at any time after April 24, 2003 (the "Rights Declaration Date") (a) declare any dividend on Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock, or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of this Series were entitled immediately before such event under clause (B) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event (the "Adjustment Ratio").

(ii)         The Corporation shall declare a dividend or distribution on this Series as provided in clause (A) of the preceding paragraph (i) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(iii)        Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days before the date fixed for the payment thereof.

(iv)        No full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any series ranking, as to dividends, on a parity with or junior to this Series for any period unless full cumulative dividends have been or contemporaneously are declared and a sum sufficient for the payment thereof set apart for such payment on this Series for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. When dividends are not paid in full, as aforesaid, upon the shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other Preferred Stock ranking on a parity as to dividends with this Series shall be declared pro rata so that the amount of dividends declared per share on this Series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of this Series and such other Preferred Stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

(v)         So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation and other than as provided in subsection (a)(iv) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to or on a parity with this Series as to dividends or upon liquidation, nor shall any Common Stock or any other stock of the Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation) unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid for all past dividend payment periods.

(b)          Conversion. The holders of shares of this Series shall not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation.

(c)          Voting. The holders of shares of this Series shall have the following voting rights:

(i)          Each share of this Series shall entitle the holder thereof to a number of votes equal to 100 multiplied by the Adjustment Ratio on all matters submitted to a vote of the shareholders of the Corporation.

(ii)          Except as otherwise required by law or the Corporation's Articles of Incorporation, holders of shares of this Series and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one voting group on all matters submitted to a vote of shareholders of the Corporation.

(iii)          Except as otherwise required by law or the Corporation's Articles of Incorporation, holders of shares of this Series shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)          Liquidation.

(i)          Upon the dissolution, liquidation (voluntary or otherwise), or winding up of the Corporation, the holders of the shares of this Series shall be entitled to receive out of the assets of the Corporation, before any payment or distribution shall be made on the Common Stock, or on any other class of stock ranking junior to this Series upon liquidation, the amount of $ 100.00 per share, plus a sum equal to all dividends (whether or not declared) on such shares accrued and unpaid thereon to the date of final distribution (the "Liquidation Preference"). Following the payment of the full amount of the Liquidation Preference, no additional distributions shall be made to the holders of shares of this Series unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (A) the Liquidation Preference by (B) 100 (as appropriately adjusted as set forth in subsection (d)(ii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (B), the "Adjustment Number"). Following the payment of the full amount of the Liquidation Preference and the Common Adjustment in respect of all outstanding shares of this Series and shares of Common Stock, respectively, holders of this Series and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(ii)         If the Corporation shall at any time after the Rights Declaration Date (A) declare any dividend on Common Stock payable in shares of Common Stock, (B) subdivide the outstanding Common Stock, or (C) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately before such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(iii)        The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a voluntary dissolution, liquidation or winding up of the Corporation for the purposes of this subsection (d)(iii), but the merger or consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, shall not be deemed to be a dissolution, liquidation or winding up, voluntarily or involuntarily, for the purposes of this subsection (d)(iii).

(iv)        If the assets of the Corporation available for distribution to the holders of shares of this Series upon any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the Liquidation Preference, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(e)          Redemption. The shares of this Series shall not be redeemable.

(f)          In case the Corporation shall enter into any merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of this Series shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of this Series shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(g)          The shares of this Series shall rank, with respect to the payment of dividends and distribution of assets, junior to all series of any other class of preferred stock of the Corporation, unless the terms of any such series shall provide otherwise.

ARTICLE VII

PREEMPTIVE RIGHT

          Shareholders of the Corporation shall have no preemptive right to acquire unissued or treasury shares of the Corporation or securities convertible into such shares or carrying a right to subscribe to or acquire shares.

ARTICLE VIII

DIRECTORS
(Formerly Article IX)

Section 1.          The business and affairs of the corporation shall be managed and conducted by or under the direction of the board of directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9).  Each director shall be elected to serve a term of one year, with each director's term to expire at the annual meeting of shareholders next following the director's election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director's successor shall be elected and qualified.

Section 2.          At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors.  For purposes of this section, "cause" shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

Section 3.          Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 ⅔% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article VIII.

ARTICLE IX

BYLAWS
(Formerly Article X)

          The Bylaws for the Corporation may be adopted, amended and repealed by the Board of Directors, subject to repeal or change by action of the shareholders.

ARTICLE X

LIABILITY OF DIRECTORS

(Formerly Article XI)

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any breach of his or her duties as a director, except for liability (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or assent to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this Article X by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

BUSINESS COMBINATIONS
(Formerly Article XII)

Section 1.          Definitions. For purposes of this Article XI:

(a)          "Affiliate," including the term "affiliated person," means a person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.

(b)          "Associate," when used to indicate a relationship with any person, means:

(i)          any corporation or organization (other than the Company or any Subsidiary) of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(ii)         any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(iii)         any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person or is a director or officer of the Company or any of its Affiliates.

(c)          "Announcement Date" means the first general public announcement of the proposal or intention to make a proposal of a Business Combination or its first communication generally to shareholders of the Company, whichever is earlier.

(d)          "Beneficial Owner," when used with respect to any Voting Stock, means a person who, individually or with any Affiliate or Associate:

(i)          beneficially owns such Voting Stock, directly or indirectly;

(ii)         has the right to acquire Voting Stock, whether such right is exercisable immediately or only after the passage of time and whether or not such right is exercisable only after specified conditions are met pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise;

(iii)        has the right to vote Voting Stock pursuant to any agreement, arrangement or understanding; or

(iv)        has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person who beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

(e)          "Book Value" means, as of any date of determination thereof, the consolidated book value of a share of common stock of the Company as determined by the certified public accountants serving or selected by the Company at the time any evaluation is to be made pursuant to this Article XI and shall be computed in accordance with generally accepted accounting principles consistent with computations for prior years of the Company. In computing the book value no allowance of any kind shall be made for good will or other similar intangible assets of the Company.

(f)           "Business Combination" means:

(i)          Unless the merger or consolidation does not alter the contract rights of the stock as expressly set forth in these Articles of Incorporation or change or convert in whole or in part the outstanding shares of stock of the Company, any merger or consolidation of the Company or any Subsidiary with any Interested Shareholder or any other corporation, whether or not itself an Interested Shareholder, which is, or after the merger or consolidation would be, an Affiliate or Associate of an Interested Shareholder who was an Interested Shareholder prior to the transaction;

(ii)         Any sale, lease, transfer or other disposition, other than in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period, to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Company or any Subsidiaries, of any assets of the Company or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Company, an aggregate book value as of the end of the Company's most recently ended fiscal quarter of 5% or more of the total Market Value of the outstanding stock of the Company or of its net worth as of the end of its most recently ended fiscal quarter;

(iii)        The issuance or transfer by the Company or any Subsidiary, in one transaction or a series of transactions in any twelve-month period, of any Equity Securities of the Company or any Subsidiary which have an aggregate Market Value of 5% or more of the total Market Value of the outstanding stock of the Company, determined as of the end of the Company's most recently ended fiscal quarter prior to the first such issuance or transfer, to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Company or any of its Subsidiaries, except pursuant to the exercise of warrants or rights to purchase securities offered pro rata to all holders of the Company's Voting Stock or any other method affording substantially proportionate treatment to the holders of Voting Stock;

(iv)        The adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

(v)         Any reclassification of securities, including any reverse stock split; or recapitalization of the Company; or any merger or consolidation of the Company with any of its Subsidiaries; or any other transaction which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing by 5% or more the proportionate amount of the outstanding shares of any class of Equity Securities of the Company or any Subsidiary which is directly or indirectly beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(vi)        Any receipt by an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of the Company, of any loans, advances, guaranties, pledges or other financial assistance, or any tax credits or other tax advantages provided by or through the Company.

(g)          "Continuing Director" means any member of the Board of Directors who is not an Affiliate or Associate of an Interested Shareholder or any of its Affiliates, other than the Company or any Subsidiary, and who was a director of the Company prior to the time the Interested Shareholder became an Interested Shareholder, and any other member of the Board of Directors who is not an Affiliate or Associate of an Interested Shareholder or any of its Affiliates, other than the Company or any Subsidiary, and was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present.

(h)          "Determination Date" means the date on which an Interested Shareholder first became an Interested Shareholder.

(i)          "Equity Security" means:

(i)          any stock or similar security, certificate of interest, or participation in any profit-sharing agreement, voting trust certificate, or certificate of deposit for the foregoing;

(ii)         any security convertible, with or without consideration, into an equity security, or any warrant or other security carrying any right to subscribe to or purchase an equity security; or

(iii)        any put, call, straddle, or other option, right or privilege of acquiring an equity security from or selling an equity security to another without being bound to do so.

(j)          "Independent Member" of the board of directors means any director who is not an officer or full-time employee of the Company or an Affiliate or Associate of an Interested Shareholder or any of its Affiliates.

(k)          "Interested Shareholder" means any person, other than the Company or any Subsidiary, who:

(i)          is the Beneficial Owner, directly or indirectly, of 20% or more of the voting power of the outstanding Voting Stock of the Company; or

(ii)         is an Affiliate of the Company and at any time within the three-year period immediately prior to the date in question was the Beneficial Owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock of the Company.

For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the person through application of subsection (d) of this Section 1 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants, options or otherwise. The term "interested shareholder" shall not mean any entity or person holding or owning Voting Stock for, or through participation in, any purchase, savings, option, bonus, appreciation, profit sharing, thrift, incentive, pension, stock ownership or similar plan for employees or officers of the Company or any Subsidiaries.

(l)          "Market Value" means:

(i)          in the case of stock, the highest closing sale price during the 30 calendar day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange listed stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30 calendar day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then continuing Directors is present; and

(ii)         in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then Continuing Directors is present.

(m)          "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Company.

(n)          "Valuation Date" means:

(i)          for a Business Combination voted upon by shareholders, the later of the day prior to the date of the shareholders' vote or the date 20 business days prior to the consummation of the Business Combination; and

(ii)         for a Business Combination not voted upon by shareholders, the date of the consummation of the Business Combination.

(o)          "Voting Stock" means shares of capital stock of the Company entitled to vote generally in an election of directors.

Section 2.          Minimum Share Vote Requirements. In addition to any affirmative vote otherwise required by law or these Articles of Incorporation (and notwithstanding that a lesser percentage may be specified by law or these Articles of Incorporation) and except as otherwise expressly provided in Section 3 of this Article XI, any Business Combination shall require the recommendation of the Board of Directors and the affirmative vote of the holders of at least (i) 80% of the voting power of the then outstanding Voting Stock of the Company, voting together as a single class, and (ii) two-thirds of the voting power of the then outstanding Voting Stock of the Company other than Voting Stock beneficially owned by the Interested Shareholder who is, or whose Affiliate is, a party to the Business Combination or by an Affiliate or Associate of such Interested Shareholder, voting together as a single class.

Section 3.          Exemptions from Minimum Share Vote Requirements. The provisions of Section 2 of this Article XI shall not be applicable to any Business Combination, and such Business Combination shall require only such affirmative vote (if any) as is required by law or any other provisions of these Articles of Incorporation, if all conditions specified in either of the following subsections (a) or (b) are met:

(a)          The Business Combination shall have been approved by a resolution adopted by a majority of the Continuing Directors at a meeting of the Board of Directors at which a quorum consisting of at least a majority of the then Continuing Directors was present; or

(b)          Each of the following three conditions have been met:

(i)          The aggregate amount of cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by shareholders in such Business Combination is at least equal to the higher of the following:

(1)          the highest per share price paid by such Interested Shareholder for any shares of stock acquired by it (A) within the three-year period immediately prior to the Announcement Date with respect to such Business Combination, or (B) within the three-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher; plus, in either case, interest compounded annually from the earliest date on which such highest per share acquisition price was paid through the consummation date of the Business Combination at the rate for one-year United States treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the market value of any dividends paid other than in cash, per share of stock since such earliest date, up to the amount of such interest; and

(2)          a multiple of Book Value of the Company equal to the highest such multiple paid by such Interested Shareholder for any shares of stock acquired by it (A) within the three-year, period immediately prior to the Announcement Date with respect to such Business combination, or (B) within the three-year period immediately prior to, or in, the transaction in which such Interested Shareholder became an Interested Shareholder, whichever is higher, times the Book Value per common share of the Company determined as of the Valuation Date.

(ii)          The consideration to be received by shareholders in such Business Combination is in cash or in the same form as the Interested Shareholder has used to acquire the largest number of shares previously acquired by it.

(iii)         The holders of all outstanding shares of stock not beneficially owned by such Interested Shareholder immediately prior to the consummation of such Business Combination are entitled to receive in such Business Combination cash or other consideration for such shares in compliance with paragraphs (i) and (ii) of this subsection (b).

Section 4.          Restriction on Business Combinations. Notwithstanding anything to the contrary contained in these Articles of Incorporation or the Act, the Company shall not engage in any Business Combination with any entity or person who is at the time of such Business combination an Interested Shareholder, unless such person or entity became an Interested Shareholder prior to January 11, 1994, for a period of three years following the Determination Date unless such Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder is approved by a majority of the Independent Members of the board of directors of the Company prior to the Determination Date.

Section 5.          Amendment or Repeal. Notwithstanding any requirements of law or any other provisions of these Articles of Incorporation (and notwithstanding that a lesser percentage may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least (i) 80% of the voting power of the then outstanding Voting Stock of the Company, voting together as a single class, and (ii) two-thirds of the voting power of the then outstanding Voting Stock of the Company which is not beneficially owned by any Interested Shareholder, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article XI.

ARTICLE II

CERTIFICATE

2.1          The undersigned certifies that these Amended and Restated Articles of Incorporation contain an amendment to the Articles of Incorporation which required shareholder approval.  The text of the amendment requiring shareholder approval is as follows:

                        Article IX is amended to read in its entirety as follows:

"ARTICLE IX

DIRECTORS

Section 1.          The business and affairs of the corporation shall be managed and conducted by or under the direction of the board of directors.  The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the bylaws, but the number thereof shall never be less than nine (9).  Each director shall be elected to serve a term of one year, with each director's term to expire at the annual meeting of shareholders next following the director's election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to serve until the director's successor shall be elected and qualified.

Section 2.          At a meeting of shareholders called expressly for that purpose, one or more directors shall be removed, but only upon a showing of cause, by a vote of the majority of the shareholders then entitled to vote at the election of directors.  For purposes of this section, "cause" shall mean the participation by a director in any transaction in which his personal financial interests are in conflict with the financial interests of the corporation or its shareholders; any act or omission not in good faith or which involves intentional misconduct or which is known to a director to be a violation of law; or the participation by a director in any transaction from which the director derived an improper personal benefit.

Section 3.          Anything contained in these Articles of Incorporation to the contrary notwithstanding (and notwithstanding that a lesser percentage may be specified or permitted by law), the affirmative vote of the holders of at least 66 ⅔% of the voting power of all of the then outstanding shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal any provision of Section 2 of this Article IX."

2.2       The Board of Directors adopted the Amended and Restated Articles of Incorporation at a meeting duly called and held on November 20, 2007 and directed that the aforesaid amendment be presented to the Corporation's shareholders for their consideration and approval at the annual meeting of shareholders duly called and held on April 23, 2008.

2.3       There were 13,405,765 outstanding shares of common stock of the Corporation entitled to vote at such annual meeting, and the holder of each share was entitled to cast one vote on the foregoing amendment.  There were 11,076,728 shares of common stock indisputably represented at the annual meeting in person or by proxy.  At least 10,436,830 undisputed votes were cast by the holders of common stock for the proposed amendment, which was sufficient for its approval by the holders of the outstanding common shares, and the amendment was duly adopted by the shareholders.

2.4       The amendment does not provide for an exchange, reclassification or cancellation of issued shares of stock of the Corporation.

IN TESTIMONY WHEREOF, these Amended and Restated Articles of Incorporation have been executed on behalf of the undersigned Corporation, by and through its duly authorized officer, this 23rd day of April, 2008.

S.Y. BANCORP, INC.

By:	/s/ David P. Heintzman
David P. Heintzman, Chairman,
President and Chief Executive
Officer

THIS INSTRUMENT PREPARED BY:

/s/ C. Craig Bradley, Jr.

C. Craig Bradley, Jr.

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